Exhibit 99.1: Peoples Financial Corporation Press Release Dated July 29, 2020

FOR IMMEDIATE RELEASE

For more information, contact:

Chevis C. Swetman, President and CEO

228-435-8205

cswetman@thepeoples.com

PEOPLES FINANCIAL CORPORATION

REPORTS RESULTS FOR SECOND QUARTER OF 2020

BILOXI, MS (July 29, 2020)—Peoples Financial Corporation (OTCQX Best Market: PFBX), parent of The Peoples Bank, announced earnings for the second quarter ending June 30, 2020.

Net income for the second quarter of 2020 was $858,000 compared to a net loss of $328,000 for the second quarter of 2019. Earnings per weighted average common share for the second quarter of 2020 were $0.17 compared to loss per weighted average common share of $0.06 for the second quarter of 2019. Per share figures are based on weighted average common shares outstanding of 4,883,764 and 4,943,186 for the quarters ended June 30, 2020 and 2019, respectively.

Net income for the six months ended June 30, 2020 was $1,981,000 compared to $77,000 for the six months ended June 30, 2019. Earnings per weighted average common share for the six months ended June 30, 2020 were $0.40 compared to earnings per weighted average common share of $0.02 for the six months ended June 30, 2019. Per share figures are based on weighted average common shares outstanding of 4,905,690 and 4,943,186 for the six months ended June 30, 2020 and 2019, respectively.

Favorably impacting the company’s financial performance in second quarter and first half of 2020 were an increase in non-interest income, including gains on the sale of securities and a gain on the sale of real estate. Additionally, the company’s non-interest expense decreased as strategies to improve efficiency continue to be implemented.

“These are unprecedented times for our community and our bank,” said Chevis C. Swetman, chairman and chief executive officer of the holding company and the bank. He added, “While we are pleased with our financial results in 2020, our priorities are the health and safety of our bank staff and our customers and meeting the unique banking needs of the community in the current environment.

Small businesses are the backbone of our local economy. We are proud to have participated in the Small Business Administration’s Paycheck Protection Program. We have funded more than 350 loans totaling $23 million, which has been a tremendous benefit for our customers.”

The Company’s capital maintains its position as one of the highest in the Southeast United States. The Company’s primary capital ratio was 16.58% at June 30, 2020, compared to 15.66% at June 30, 2019. The company’s book value per share was $20.54 and $18.79 at June 30, 2020 and 2019, respectively.

Founded in 1896, with $658 million in assets as of June 30, 2020, The Peoples Bank operates 18 branches along the Mississippi Gulf Coast in Hancock, Harrison, Jackson and Stone counties. In addition to offering a comprehensive range of retail and commercial banking services, the bank also operates a trust and investment services department that has provided customers with financial, estate and retirement planning services since 1936.

The Peoples Bank is a wholly owned subsidiary of Peoples Financial Corporation, listed on the OTCQX Best Market under the symbol PFBX. Additional information is available on the Internet at www.thepeoples.com.

This news release contains forward-looking statements and reflects industry conditions, company performance and financial results. These forward-looking statements are subject to a number of risk factors and uncertainties which could cause the Company’s actual results and experience to differ from the anticipated results and expectation expressed in such forward-looking statements.

PEOPLES FINANCIAL CORPORATION
(In thousands, except per share figures) (Unaudited)

EARNINGS SUMMARY	Three Months Ended June 30,		Six Months Ended June 30,
	2020	2019	2020	2019
Net interest income	$4,449	$4,340	$8,845	$8,960
Provision for loan losses	198	56	262	110
Non-interest income	1,753	1,599	4,019	3,065
Non-interest expense	5,146	6,211	10,621	11,838
Net income (loss)	858	(328)	1,981	77
Earnings (loss) per share	$.17	$(.06)	$.40	$.02

TRANSACTIONS IN THE ALLOWANCE FOR LOAN LOSSES
	Three Months Ended June 30,		Six Months Ended June 30,
	2020	2019	2020	2019
Allowance for loan losses, beginning of period	$4,191	$5,376	$4,207	$5,340
Recoveries	59	26	121	84
Charge-offs	(254)	(512)	(396)	(588)
Provision for loan losses	198	56	262	110
Allowance for loan losses, end of period	$4,194	$4,946	$4,194	$4,946

ASSET QUALITY	June 30,
	2020	2019
Allowance for loan losses as a percentage of loans	1.44%	1.86%
Loans past due 90 days and still accruing	$82
Nonaccrual loans	8,381	10,143

PERFORMANCE RATIOS (annualized)	June 30,
	2020	2019
Return on average assets	.63%	.02%
Return on average equity	4.05%	.17%
Net interest margin	3.07%	3.23%
Efficiency ratio	84%	99%
Primary capital	16.58%	15.66%

BALANCE SHEET SUMMARY	June 30,
	2020	2019
Total assets	$657,584	$622,422
Securities	252,956	277,138
Loans	290,538	266,097
Other real estate	6,100	9,012
Total deposits	535,848	493,635
Shareholders' equity	100,332	92,869
Book value per share	20.54	18.79
Weighted average shares	4,905,690	4,943,186